Exhibit 99.1

DATE:     July 27, 2006

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS SECOND QUARTER RESULTS

Continued Significant Growth in U.S. Product Sales

IRVINE, Calif. (July 27, 2006) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months and six months ended June 30, 2006.

“Our domestic product sales increased by more than three-fold year-over-year and by 31% on a sequential quarter basis,” said Endologix President and Chief Executive Officer Paul McCormick. “We believe our sales growth reflects positively on the steps we are taking to accelerate our domestic launch, including the hiring of sales representatives with prior AAA experience, and indicates an increasing market acceptance of the Powerlink System. We now have 33 sales representatives on board and three more committed to start in August. We are well on our way toward increasing our sales rep headcount to between 40 and 50 by the end of this year.

“Additionally during the quarter we initiated a controlled launch of our next-generation Visiflex™ Delivery System for use with the Powerlink System. The Visiflex catheter has improved flexibility with attributes to enhance catheter visibility and facilitate smoother withdrawal in difficult anatomies. Based on the highly positive feedback from physicians performing procedures with the Visiflex catheter, and our anticipated capacity to build the appropriate inventory, we plan to complete a full transition to the Visiflex Delivery System by the end of this year,” added Mr. McCormick. “We are also pleased to report that we have completed the final phase of our plan to resolve issues with our catheter tip that prompted our voluntary, limited catheter recall announced last December.

“With the completion of our financing in June, we believe we are sufficiently capitalized to execute on our aggressive sales plan and expect that our current cash balances will fund our operations through cash flow break even. To support future growth, we will look to leverage our Powerlink technology platform and our direct sales organization to address additional, large market applications,” said Mr. McCormick.

Second Quarter Financial Results

Product revenue for the second quarter of 2006 was $3.4 million, up 131% from $1.5 million in the second quarter of 2005 and up 29% from $2.7 million in the first quarter of 2006. Domestic product revenue was $2.8 million, compared with $900,000 in the 2005 second quarter and $2.1 million in the 2006 first quarter. International product revenue of $666,000 for the second quarter of 2006 compares with $595,000 during the comparable quarter last year and $559,000 in the first quarter of 2006.

The Company reported that domestic product revenue for all periods predominantly represents product usage. As consignment of product is customary in this market segment, the Company believes that domestic product revenue will approximate product usage for the foreseeable future.

Gross profit of $1.7 million was 49% of total revenue in the second quarter of 2006. This compares with $1.6 million and 59%, respectively, in the first quarter of 2006. Margin in the 2006 second quarter included the effect of a charge of $326,000 for a reserve to complete the final phase of the Company’s limited, voluntary catheter recall announced in December 2005. The combined effect of this reserve together with the effect of stock option expense in the second quarter represents 10.2 margin percentage points.

Total operating expenses were $6.3 million in the second quarter of 2006, compared with $4.0 million in the second quarter of 2005. The 2006 period included $357,000 as a result of adopting SFAS No. 123(R), Accounting for Stock-Based Compensation, on January 1, 2006. The remaining increase primarily reflects the ongoing build out and training of the domestic sales force. Marketing and sales expenses increased to $3.2 million in the second quarter of 2006 from $1.7 million in the comparable quarter last year. The increase in research, development and clinical expenses for the quarter ended June 30, 2006 reflects the two new clinical trials now underway for large diameter neck size products. General and administrative expense increases include sales force recruitment fees and contracted professional services.

Endologix reported a net loss for the second quarter of 2006 of $4.4 million, or $0.11 per share, which compares with a net loss of $2.9 million, or $0.09 per share, for the second quarter of 2005. The net loss for the second quarter of 2006 included $388,000, or $0.01 per share, for stock-based compensation expense.

Year-to-Date Financial Results

For the six months ended June 30, 2006, product revenue was $6.1 million, compared with $2.8 million for the six months ended June 30, 2005. Gross profit of $3.3 million was 53% of total revenue for the six months ended June 30, 2006. This compares with $1.7 million and 59%, respectively, in the first six months of 2005. The decrease in margin percentage was due to the $326,000 inventory reserve charge and costs associated with SFAS No. 123(R), Accounting for Stock-Based Compensation.

Total operating expenses for the first six months of 2006 were $12.2 million, versus $8.2 million in comparable period in 2005. The increase in operating expenses was due primarily to the development of the Company’s direct sales force and the adoption of SFAS No. 123(R).

Endologix reported a net loss for the six months ended June 30, 2006 of $8.5 million, or $0.23 per share, compared with a net loss of $6.2 million, or $0.19 per share, for the six months ended June 30, 2005. The net loss for the first six months of 2006 included $736,000, or $0.02 per share, for stock-based compensation expense.

Total cash and marketable securities as of June 30, 2006 was $28.6 million and included net proceeds from the Company’s direct equity financing completed in June 2006. This compares with total cash and marketable securities as of December 31, 2005 of $17.7 million.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 2795893.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including the success of sales efforts for the Powerlink System, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

[Tables to follow]

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Domestic Product Revenue	$2,780	$900	$4,894	$1,521

Non-US Product Revenue	666	595	1,227	1,328

Total Product Revenue	3,446	1,495	6,121	2,849
License Revenue	49	67	107	127

Total revenue	3,495	1,562	6,228	2,976
Cost of product revenue	1,798	584	2,917	1,227

Gross profit	1,697	978	3,311	1,749

Operating expenses:
Research, development and clinical	1,830	1,473	3,517	2,832
Marketing and sales	3,152	1,717	5,750	3,095

General and administrative	1,325	789	2,926	2,228

Total operating expenses	6,307	3,979	12,193	8,155

Loss from operations	(4,610)	(3,001)	(8,882)	(6,406)

Other income:
Interest income	208	103	367	212
Other income (expense)	14	(5)	15	(5)

Total other income	222	98	382	207

Net loss	($ 4,388)	($ 2,903)	($ 8,500)	($ 6,199)

Basic and diluted net loss per share	($ 0.11)	($ 0.09)	($ 0.23)	($ 0.19)

Shares used in computing basic and diluted net loss per
share	38,203	31,911	37,345	31,903

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par values)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$22,094	$8,191
Restricted cash equivalents	500	500
Marketable securities available-for-sale	4,490	8,959
Accounts receivable, net	2,160	1,248
Other receivables	219	175
Inventories	6,905	7,372
Other current assets	331	576

Total current assets	36,699	27,021
Property and equipment, net	4,694	4,490
Marketable securities available-for-sale	1,498	--
Goodwill	4,631	4,631
Intangibles, net	11,021	11,724
Other assets	78	78

Total Assets	$58,621	$47,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,995	$4,501

Current liabilities	2,995	4,501
Long term liabilities	1,204	1,236

Total liabilities	4,199	5,737

Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 50,000 shares authorized, 43,094 and 36,679
shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	43	37
Additional paid-in capital	162,586	141,903
Accumulated deficit	(107,620)	(99,120)
Treasury stock, at cost, 495 shares at June 30, 2006 and December 31, 2005	(661)	(661)
Accumulated other comprehensive income	74	48

Total stockholders' equity	54,422	42,207

Total Liabilities and Stockholders' Equity	$58,621	$47,944

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